UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 21, 2008

ARKANOVA ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-51612	68-0542002
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

21 Waterway Avenue Suite 300
The Woodlands, Texas		77380
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  281-362-2787

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 1 4a- 12 under the Exchange Act (17 CFR 240.1 4a- 12)

☐ Pre-commencement communications pursuant to Rule 1 4d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))

☐ Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On August 21, 2008, our wholly owned subsidiary, Arkanova Acquisition Corporation, entered into a Stock Purchase Agreement with Billie J. Eustice and the Gary L. Little Trust to acquire all of the issued and outstanding capital stock of Prism Corporation, an Oklahoma corporation, for a purchase price of $6,000,000.  The closing of the purchase and sale will occur on September 4, 2008.

The principal asset of Prism Corporation is its ownership of 100% of the membership interests of Provident Energy Associates of Montana, LLC, and the sole assets of Provident are all of the leasehold interests comprising the Two Medicine Cut Bank Sand Unit in Pondera and Glacier Counties, Montana, and the equipment, parts, machinery, fixtures and improvements located on, or used in connection with, the Unit.  The Unit, which covers approximately 9,900 acres, is located at the far southern end of the Cut Bank Field and is part of the Blackfeet Indian Reservation.  Since the establishment of the Unit in 1959, there have been 82 wells drilled on the Unit and there are currently 14 wells producing oil from the Unit.  Those 14 wells produced 1,667 barrels of oil in July 2008.  Ownership of these leasehold interests will give us the right to develop and produce all of the oil and gas reserves under the Unit.

Item 9.01.  Financial Statements And Exhibits.

(d)           Exhibits.  The following exhibit has been filed as a part of this Current Report:

Exhibit Number	Description of Exhibit

10.1

Stock Purchase Agreement dated August 21, 2008, by and between Billie J. Eustice and the Gary L. Little Trust, as Sellers, and Arkanova Acquisition Corporation, as Buyer (incorporated by reference from our 8-K filed on August 25, 2008).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKANOVA ENERGY CORPORATION

By:	/s/ Pierre Mulacek
Its:	Chief Executive Officer

DATED: August 22, 2008

EXHIBIT INDEX

Exhibit Number	Description

10.1

Stock Purchase Agreement dated August 21, 2008, by and between Billie J. Eustice and the Gary L. Little Trust, as Sellers, and Arkanova Acquisition Corporation, as Buyer (incorporated by reference from our 8-K filed on August 25, 2008).